Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Lawrence E. Hyatt
(615) 235-4432

Media Contact:	Janella Escobar
(615) 235-4618

CRACKER BARREL OLD COUNTRY STORE, INC. NAMES

JILL GOLDER AS CHIEF FINANCIAL OFFICER

Lebanon, Tenn. – April 12, 2016 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel,” or the “Company”) (Nasdaq:CBRL) today announced that Jill Golder will join the Company to become its Senior Vice President and Chief Financial Officer (“CFO”). Golder will join the Company on April 25, 2016, and will assume the responsibilities of CFO on June 6, 2016, after the completion of her on-boarding process. Golder will report to President and Chief Executive Officer Sandra B. Cochran. Lawrence E. Hyatt will continue to serve as CFO until June 6, and will assist with the transition until his previously-announced retirement at the end of the Company’s current fiscal year.

“We are pleased to have someone with Jill’s extensive experience joining Cracker Barrel as our new CFO,” said Cochran. “Her financial leadership experience with Darden Restaurants and Ruby Tuesday will be of great value as we look forward to building on Cracker Barrel’s recent success and positioning the Company for continued profitable growth.”

Golder has almost 30 years of experience in the restaurant industry, most recently as Executive Vice President and Chief Financial Officer of Ruby Tuesday, Inc. During her 23 years at Darden Restaurants, Inc., she held progressively more responsible positions, including Senior Vice President of Finance for Olive Garden North America, Senior Vice President of Finance for Smokey Bones, Senior Vice President of Finance for the Specialty Restaurant Group, and Senior Vice President of Finance for Red Lobster. She also served as Director of Strategic Planning and Corporate Analysis for Domino’s Pizza International, and Chief Financial Officer of Cooper’s Hawk Winery and Restaurants. Golder holds a BA from Kalamazoo College and an MBA from the Booth School of Business at the University of Chicago.

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About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store provides a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 635 company-owned locations in 42 states. Every Cracker Barrel store is open seven days a week. For more information, visit: crackerbarrel.com.

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